Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

September 20, 2007

MISSION COMMUNITY BANK RECIPIENT OF 2007 BEA GRANT AWARD

(San Luis Obispo, CA) – Mission Community Bank received notification from the Bank Enterprise Award (BEA) Program of the Department of the Treasury that it will receive a grant in the amount of $337,500, which will allow the bank to continue its financing activities in low-income areas of San Luis Obispo and Northern Santa Barbara Counties.

The BEA Program was authorized under the Community Development Banking and Financial Institutions Act (CDFI) of 1994.  Mission Community Bank has been a certified CDFI since 1999.

“This is an exciting award to receive based upon the lending activity of the bank in 2006.  These funds will help the bank continue its CDFI activities in the communities we serve and provide further opportunity for advancing the needed services and programs to support those activities,” said Anita Robinson, CEO.

Mission Community Bank was one of fifty-one financial institutions in the nation to receive a grant from total funding of $11.1 million.  Mission was one of twenty CDFI banks awarded.

Mission Community Bank is a locally owned and operated community bank with offices in Arroyo Grande, San Luis Obispo, Paso Robles and a Business Banking Center in San Luis Obispo.  The bank has received several awards for its success in meeting community needs in small business lending and development banking services, and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities. For more information, visit www.MissionCommunityBank.com.

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For more information, please contact

Kevin Moon, Marketing Director at (805) 597-6197 or kmoon@MissionCommunityBank.com